EXHIBIT 99.1

Edgewater Technology, Inc. Holds 2009 Annual Stockholders' Meeting

WAKEFIELD, Mass., June 11, 2009 (GLOBE NEWSWIRE) -- A technology management consulting firm specializing in providing specialty information technology ("IT") services, Edgewater Technology, Inc. (Nasdaq:EDGW) (www.edgewater.com, "Edgewater" or the "Company"), today announced that the Company held its Annual Stockholders' Meeting on June 10, 2009 in Wakefield, Massachusetts.

The meeting was held for the following purposes:

 --  To elect seven directors to serve until the 2010 Annual Meeting of Stockholders;
 --  To ratify the appointment of Deloitte & Touche LLP by the
     Company's Audit Committee as independent auditors to audit the accounts of Edgewater for the fiscal year ending December 31,
     2009; and
 --  To transact any other business that may properly come before the
     Annual Meeting.

The elected seven board members include:

 --  Shirley Singleton, Chairman, President and CEO of Edgewater;
 --  Wayne Wilson, former President and COO of PC Connection, Inc.
 --  Paul Flynn, Executive Vice President and Commercial Loan Officer
     of Danversbank;
 --  Paul Guzzi, President and CEO of the Greater Boston Chamber of
     Commerce;
 --  Nancy Leaming, former CEO and President of Tufts Health Plan;
 --  Michael Loeb, President and CEO of Loeb Enterprises; and
 --  Barry White, Senior Partner with Foley Hoag, LLP.

Approximately 89% of all issued and outstanding shares were represented at the Annual Stockholders' Meeting and each nominee described above received at least 97% of the votes cast to elect directors. Additionally, the Company's stockholders ratified the appointment of Deloitte & Touche LLP as the Company's independent public accountants for the year ending December 31, 2009.

The Company's next Annual Meeting is tentatively planned to be held in June 2010.

About Edgewater Technology, Inc.

Edgewater is an innovative technology management consulting firm. We provide a unique blend of specialty IT services by leveraging our proven industry expertise in strategy, technology and enterprise performance management. Headquartered in Wakefield, MA, we typically go to market both vertically by industry and horizontally by product and technology specialty and provide our clients with a wide range of business and technology offerings. To learn more, visit www.edgewater.com or call 800-410-4014.

The Edgewater Technology logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=3783

CONTACT:  Edgewater Technology, Inc.
          Kevin R. Rhodes, Chief Financial Officer
          Timothy R. Oakes, Chief Accounting Officer /
           Investor Relations
          (781) 246-3343
          ir@edgewater.com